NEWS RELEASE

Contact:  Bob Cardon, Dynatronics Corporation
 800-874-6251 or 801-568-7000

Dynatronics Announces Year-End Financial Results

Salt Lake City, Utah (September 30, 2013) – Dynatronics Corporation (NASDAQ: DYNT) today announced results for its fiscal year ended June 30, 2013.

Net sales in fiscal year 2013 decreased to $29,538,275, compared to $31,664,181 in fiscal year 2012. Net loss for the year was $44,371 ($.02 per common share), compared to a net loss of $23,535 ($.01 per common share) for the prior fiscal year. (All per-share amounts reflect the company’s one-for-five reverse stock split, effective December 19, 2012.)

“The $2,125,906 decrease in sales for the year is characterized by sales reductions evenly split between supplies and capital equipment distributed for other manufacturers,” stated Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. “Approximately 20 percent of the reduced sales are attributable to a capital equipment manufacturer that changed its distribution paradigm, negatively impacting our sales of their products.  The reductions in sales of distributed medical supplies during the year also include the impact of a large customer that discontinued operations in early 2012.

 “On a positive note, sales of our proprietary manufactured products actually increased over the prior year,” said Cullimore, “with significant gains in sales of the new Dynatron SolarisPlus family of products. These gains offset lower sales of some of our other proprietary products. Fiscal year 2013 saw the culmination of years of increased R&D expenditures and strategic planning, resulting in the introduction of a record number of innovative devices.”

New products introduced over the past year include not only the SolarisPlus line, but also the company’s Tri-Wave Phototherapy Probe and Pad, Ultra 2 and Ultra 3 treatment tables, and 25 Series line of electrotherapy and ultrasound products. “But the innovation doesn’t stop there,” said Cullimore. “An important new product – the Thermostim Probe – is scheduled for introduction next quarter and will be one of our most innovative and revolutionary products in our history.”

The Dynatron ThermoStim ProbeTM is a soft-tissue mobilization tool that also allows a practitioner to deliver heat or cold therapy in combination with electrical stimulation—all at the same time.  An optional accessory to our new SolarisPlus family of products, this revolutionary tool facilitates the delivery of three different therapies in one treatment, significantly reducing the time typically required to administer separate treatments.

“This groundbreaking probe is expected to generate significant demand – not only for the probe, but also for the new SolarisPlus units, which serve as the control consoles for the probe,” reported Larry K. Beardall, executive vice president of sales and marketing. “By leveraging proprietary technology, the new ThermoStim Probe will be the catalyst to boost sales and attract new distributors, beginning midway through fiscal year 2014.”

The company expects that its large number of new product introductions will open new doors of distribution, and has begun an aggressive expansion of its distribution channels to capture greater market share.

During fiscal year 2013, Dynatronics reduced SG&A and R&D expenses by $935,000, which offset the $856,600 reduction in gross profit for the year. Management has identified an additional $500,000 in expense reductions for fiscal year 2014.

“We believe the introduction of a record number of products this last year and in the new fiscal year, together with the anticipated introduction of the Thermostim Probe, plus our new strategy for expanding the distribution of products, positions us well for a new growth phase,” concluded Cullimore.

Dynatronics has scheduled a conference call for investors today, Monday, September 30, 2013, at 3:30 p.m. ET. Those wishing to participate should call (800) 633-8950.

The following is a summary of the financial results as of June 30, 2013 and 2012, and for the year then ended:

Summary Selected Financial Data
Statement of Operations Highlights

	2013	2012
Net sales	$29,538,275	31,664,181
Cost of sales	18,451,673	19,720,948
Gross profit	11,086,602	11,943,233

Selling, general, and administrative expenses	9,860,964	10,506,460
Research and development expenses	1,120,887	1,410,406
Total other expense	235,876	216,608
Loss before income tax benefit	(131,125)	(190,241)
Income tax benefit	86,754	166,706
Net loss	$(44,371)	(23,535)
Diluted net loss per common share	$(0.02)	(0.01)

Balance Sheet Highlights

	2013	2012
Cash and cash equivalents	$302,050	278,263
Trade accounts receivable	3,246,712	3,667,086
Inventories, net	6,407,553	6,098,597
Total current assets	10,879,449	10,654,158
Total assets	$15,104,587	15,270,930

Line of credit	3,496,390	3,497,597
Accounts payable	2,751,894	2,413,201
Accrued expenses	347,221	386,229
Accrued payroll and benefits expense	216,266	215,218
Total liabilities	8,895,637	9,004,615
Total liabilities and stockholders' equity	$15,104,587	15,270,930

Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

This press release contains forward-looking statements. Those statements include references to the company’s expectations and similar statements such as the statement regarding expectations for future new product introductions, reductions in operating expense in future periods, and plans to expand distribution.  Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company’s products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company’s products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company’s SEC reports.